EXHIBIT 5

AMENDED AND RESTATED JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 1 to Schedule 13D (including additional amendments thereto) with respect to the shares of common stock, $0.0001 par value per share, of United Homes Group, Inc., a Delaware corporation. This Joint Filing Agreement shall be filed as an exhibit to such Amendment No. 1 to Schedule 13D.

Dated: October 10, 2023

/s/ Michael Nieri	/s/ Shelton Twine
MICHAEL NIERI	SHELTON TWINE

/s/ Pennington Nieri	/s/ Maigan Nieri
PENNINGTON NIERI	MAIGAN NIERI

/s/ Patrick Nieri
PATRICK NIERI

PWN TRUST 2018 dated 7/17/2018	MEN TRUST 2018 dated 7/17/2018

/s/ Pennington Nieri	/s/ Maigan Nieri
Pennington Nieri, Co-Trustee	Maigan Nieri, Co-Trustee

/s/ Shelton Twine	/s/ Shelton Twine
Shelton Twine, Co-Trustee	Shelton Twine, Co-Trustee

PMN TRUST 2018 dated 7/17/2018	MPN GRANDCHILDREN’S TRUST 2023
DATED SEPTEMBER 12, 2023
/s/ Patrick Nieri
Patrick Nieri, Co-Trustee	/s/ Pennington Nieri
Pennington Nieri, Trustee
/s/ Shelton Twine
Shelton Twine, Co-Trustee